Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is effective this 28th day of December, 2017, by and among GUARANTY BANK AND TRUST COMPANY, a Colorado bank (“Bank”), and BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation (“Borrower”). Bank and Borrower may sometimes be referred to herein as “Party” or, collectively, “Parties”.

RECITALS

A.          WHEREAS, Borrower and Bank entered into a Loan and Security Agreement dated as of March 29, 2016, as amended by the Amendment to Loan and Security Agreement dated July 29, 2016, the Second Amendment to Loan and Security Agreement dated November 14, 2016, the Third Amendment to Loan and Security Agreement dated December 9, 2016, and the Fourth Amendment to Loan and Security Agreement and Forbearance Agreement dated March 30, 2017 (together with all further amendments thereto, the “Loan Agreement”) pursuant to which Bank made available to Borrower certain Revolving Loans and Term Loans;

B.          WHEREAS, defaults have occurred under the Loan Agreement (collectively, the “Existing Defaults”), including by reason of Borrower’s failure (i) to maintain a Maximum Total Cash Flow Leverage Ratio of not more than 3.15x as of December 31, 2016, as required by Section 10.1 of the Loan Agreement, (ii) to maintain a Fixed Charge Coverage Ratio of at least 1.35 to 1.00 as of December 31, 2016, as required by Section 10.3 of the Loan Agreement, (iii) to produce EBITDA of at least $650,000 for the fourth quarter of 2016 and of at least $870,000 for the second quarter of 2017, as required by Section 10.4 of the Loan Agreement, (iv) to reduce the principal amount of the outstanding Term Loans by at least $500,000 on June 30, 2017 and by at least $500,000 on September 30, 2017, as required under the Loan Agreement and (v) to pay the Obligations in full when Bank declared all Obligations of Borrower to be immediately due and payable;

C.         WHEREAS, as a result of the Existing Defaults, Bank (i) has declared its commitments to Borrower to be terminated, (ii) is entitled to charge interest on all Obligations of Borrower at the Default Rate effective as of December 31, 2016, (iii) has declared all Obligations of Borrower to be immediately due and payable and (iv) has terminated all of Bank’s obligations to Borrower under the Loan Documents;

D.         WHEREAS, Borrower and the Permitted Holders (as defined below) have agreed that the Permitted Holders will make an investment in Borrower in a minimum amount of $5,000,000 in immediately available funds pursuant to the Palm Ventures Subordinated Debt Documents and subject to the Palm Ventures Subordination Agreement (as each such term is defined below); and

E.          WHEREAS, Borrower requested that, subject to certain conditions precedent including without limitation the consummation of the investment described in Recital D hereof and execution and delivery of the Palm Ventures Subordination Agreement, Bank amend the Loan Agreement, reinstate Bank’s obligations under the Loan Documents and waive the Existing Defaults, and the Bank is willing to do so in accordance with and subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, payments, amendments and modifications contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Definitions. Capitalized terms used herein and in the recitals hereto, but not defined herein or therein, shall have the meaning given them in the Loan Documents.

2.          Loan Documents Effect; Conflicts; Affirmation. Except as otherwise provided in this Amendment or, as applicable, as amended (or amended and restated) by a separate agreement or instrument in connection herewith, all other terms and conditions set forth in the Loan Agreement, the Revolving Note, the Term Note and all other Loan Documents remain in full force and effect, with the same effect as if all such terms and conditions were rewritten in full herein and each of them is hereby ratified and confirmed by Borrower and Bank. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Loan Agreement, the Revolving Note, the Term Note or any other Loan Document, the provisions of this Amendment in each case shall govern and control to the extent of such conflict or inconsistency. Borrower hereby affirms and ratifies the Loan Documents, acknowledges that there is no defense to or offset against payment or performance of Borrower’s obligations under the Loan Documents, and waives any and all defenses, counterclaims, offsets and any other matter of avoiding, reducing, or limiting the validity and enforceability of the Loan Documents or any of Borrower’s obligations under the Loan Documents. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended to date, including hereby; and any and all references in the other Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended to date, including hereby. Borrower and Bank intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Collateral granted pursuant to the Loan Agreement or any of the other Loan Documents evidencing, governing or creating a Lien on the Collateral. Borrower hereby ratifies and reaffirms any and all grants of the Liens to Bank on the Collateral as security for the Obligations, and acknowledges and confirms that the grants of the Liens to Bank on the Collateral: (i) represent continuing Liens on all of the Collateral, (ii) secure all of the Obligations, and (iii) represent valid first Liens on all of the Collateral, subject only to Permitted Liens. The Loan Agreement, as amended by this Amendment, will be construed as one agreement.

3.          Waiver of Defaults. Upon the effectiveness of this Amendment, and subject to the terms and conditions set forth in this Amendment, Bank hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Borrower or any other Person to any other or further waiver in any similar or other circumstances.

4.          Waiver of Default Interest, Fees and Penalties. Upon the effectiveness of this Amendment, and subject to the terms and conditions set forth in this Amendment, Bank hereby waives all unpaid interest accrued at the Default Rate as of the date hereof and all unpaid late fees and penalties accrued as of the date hereof. This waiver shall be effective only with respect to the amount accrued as of the date of this Amendment and only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Borrower or any other Person to any other or further waiver in any similar or other circumstances in the future.

2

5.           Amendments to Loan Agreement. The Loan Agreement is amended as follows:

5.1         Section 1.1 is hereby amended by replacing the interest rate table in the definition of Applicable Margin with the following:

“Funded Debt / EBITDA	LIBOR SPREAD
Greater than 3.0	LIBOR + 3.75%
Less than or equal to 3.0 but greater than 2.5	LIBOR + 3.25%
Less than or equal to 2.5 but greater than 2.0	LIBOR + 2.90%
Less than or equal to 2.0	LIBOR + 2.50%”

5.2         Section 1.1 is hereby further amended by amending and restating the following definitions to read in their entirety as follows:

“Cash Available for Debt Service” shall mean, for any period, an amount determined by reducing EBITDA by federal, state and local income taxes paid or payable in cash and by Capital Expenditures (excluding Digitization Capital Expenditures).

“Capital Expenditures” shall mean all unfinanced expenditures (including without limitation Digitization Capital Expenditures and Maintenance Capital Expenditures) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Change in Control” shall mean that the Borrower shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Borrower is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower to another Person, or (iii) allow another Person (other than a Permitted Holder) to make a purchase, a tender offer or an exchange offer that is accepted by such number of holders of outstanding shares of common Capital Securities of the Borrower resulting in such Person (together with any Affiliates of such Person) holding more than 50% of the outstanding common Capital Securities of the Borrower following such purchase, tender offer or exchange offer, or (iv) consummate a stock purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person (other than a Permitted Holder) resulting in such other Person (together with any Affiliates of such Person) holding more than 50% of the outstanding common Capital Securities of the Borrower following such stock purchase agreement or other business combination, or (v) reorganize, recapitalize or reclassify its common Capital Securities, except for stock splits and stock dividends that do not affect the relative ownership of the shareholders of the Borrower and for which adjustments are made under the conversion and other applicable provisions of the Palm Ventures Subordinated Debt Documents to the extent permitted under the Palm Ventures Subordination Agreement, or an event (vi) where a Person (other than a Permitted Holder), or a group of Persons (other than the Permitted Holders) acting together acquires more than 50% of the common Capital Securities of the Borrower, measured by total voting power, or (vii) the Borrower is liquidated or dissolved, or (viii) during any 12-month period, a majority of the board of directors of the Borrower ceases to be comprised of existing board members at the beginning of the period and any new directors whose election was approved by at least two-thirds of the directors then still in office.

3

“EBITDA” shall mean, for any period, an amount equal to the sum of (a) consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such consolidated Net Income: (i) Interest Charges for such period, (ii) federal, state and local income Taxes for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock compensation expense for such period, (v) all other non-recurring charges (including, without limitation, location closure costs, proxy contest costs and legal costs) approved in advance by Bank, in its reasonable discretion, and (vi) losses for such period from the sale or other disposition of property less (c) the following to the extent included in calculating such consolidated Net Income: (i) non-cash gains for such period and (ii) gains for such period from the sale or other disposition of property.

“Fixed Charge Coverage Ratio” or “FCCR” means, as of the end of any fiscal quarter, the quotient obtained by dividing Cash Available for Debt Service over the preceding 12 months, by Total Debt Service for the same period; provided, that (i) FCCR for the period ending June 30, 2016 shall be based on the prior six months and (ii) FCCR for the period ending September 30, 2016 shall be based on the prior nine month period.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, any guarantor or any of the Borrower’s Subsidiaries for the benefit of the Bank pursuant to any of the foregoing (including the Palm Ventures Subordination Agreement), and all amendments, restatements, supplements and other modifications thereto.

4

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; (d) Liens granted to the Bank hereunder and under the other Loan Documents; (e) Liens securing other Debt not exceeding $100,000 and (f) Liens in favor of the Permitted Holders under the Palm Ventures Subordinated Debt Documents.

“Revolving Loan Commitment” shall mean the lesser of (a) Two Million and 00/100 Dollars ($2,000,000.00), or (b) eighty percent (80%) of the dollar amount of outstanding Eligible Accounts.

“Revolving Loan Maturity Date” shall mean March 31, 2023, unless extended by the Bank pursuant to any modification, extension or renewal note executed by Borrower and accepted by Bank in its sole and absolute discretion in substitution for the Revolving Note.

“Subordinated Debt” shall mean that portion of the Debt of the Borrower (including without limitation the Palm Ventures Subordinated Debt) which is subordinated to the Obligations in a manner satisfactory to the Bank, including right and time of payment of principal and interest.

“Term Loan Commitment” shall mean Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00).

“Term Loan Maturity Date” shall mean March 31, 2023, unless extended by the Bank pursuant to any modification, extension or renewal note executed by Borrower and accepted by Bank in its sole and absolute discretion in substitution for the Term Note.

“Total Debt Service” shall mean, for any period, the sum of cash interest and mandatory principal payments on all Debt, including scheduled payments representing the principal portion of rent under capital leases.

5.3         Section 1.1 is hereby further amended by adding the following new definitions in correct alphabetical order to read in their entirety as follows:

“Blocked Account” means a deposit account belonging to and under the control of the Borrower and maintained with the Bank (which may be non-interest bearing as determined by the Bank) into which, once such deposit account is established, all amounts in the Lockbox and the Lockbox Account shall be deposited on each Business Day; provided that, upon the occurrence and during the continuation of an Event of Default, such deposit account (a) shall be under the sole dominion and control of the Bank and (b) shall not be subject to withdrawal by the Borrower, with any amounts therein to be applied to the Obligations as the Bank may determine in its sole discretion.

5

“Borrower Instructions” shall have the meaning set forth in Section 2.10 hereof.

“Cure Amount” shall mean, with respect to a Failed Testing Period, the minimum dollar amount (but not in excess of the minimum dollar amount) that, if added to the calculation of EBITDA for such Failed Testing Period, would have resulted in the Failed Financial Covenant (or Failed Financial Covenants) being equal to the required financial covenant or covenants, as the case may be, applicable to such Failed Testing Period, as set forth in Section 10 hereof.

“Digitization Capital Expenditures” shall mean Capital Expenditures made or incurred to upgrade the systems and technology (including, without limitation, web site upgrades) of the Borrower and its managed offices for the critical purpose of recruitment and retention.

“Excess Cash Flow Amount” shall mean, for any applicable period, twenty-five percent (25%) of the sum of (without duplication) (a) EBITDA, minus (b) the sum of (without duplication) (i) Taxes paid in cash, (ii) Maintenance Capital Expenditures made or incurred, (iii) cash Interest Charges, and (iv) scheduled or required payments of principal on all Debt of Borrower (including capital lease obligations but excluding Subordinated Debt), in each case determined for Borrower on a consolidated basis in accordance with GAAP.

“Failed Financial Covenant” and “Failed Financial Covenants” shall have the meanings set forth in Section 10.5 hereof.

“Failed Testing Period” shall have the meaning set forth in Section 10.5 hereof.

“Fifth Amendment” shall mean that certain Fifth Amendment to Loan and Security Agreement, dated as of December 28, 2017, by and between Borrower and Bank.

“Lockbox” shall have the meaning set forth in Section 2.10 hereof.

“Lockbox Deposit Account” shall have the meaning set forth in Section 2.10 hereof.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made or incurred in the ordinary course of business operations to maintain or replace existing fixed assets used to support existing business operations and maintain or increase revenues, excluding Digitization Capital Expenditures and other Capital Expenditures made to support new offices and new revenue initiatives.

6

“Palm Ventures Equity” shall mean, collectively, (a) those certain shares of Series A Convertible Preferred Stock of Borrower issued to the Permitted Holders on December 28, 2017 for consideration of $10,000 and (b) all other shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of Borrower’s capital and all options, warrants and other rights to acquire any of the foregoing at any time issued to or in favor of, or acquired by, any Subordinated Creditor (as defined in the Palm Ventures Subordination Agreement), in each case, together with all modifications thereof and substitutions therefor.

“Palm Ventures Subordinated Debt” shall mean, collectively, (a) the liabilities, obligations, and indebtedness evidenced by the Palm Ventures Subordinated Debt Notes, in the original principal amount of $4,990,000, (b) the Palm Ventures Equity, (c) all of the other Obligations (as defined in the Palm Ventures Subordinated Debt Notes), and (d) to the extent permitted under the Palm Ventures Subordination Agreement, each and every other debt, liability and obligation of every type and description which Borrower may now or at any time hereafter owe to any Subordinated Creditor (as defined in the Palm Ventures Subordination Agreement), whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, in each case, as amended, modified, supplemented or restated to the extent permitted by Section 9.14.

“Palm Ventures Subordinated Debt Default” shall mean any of the following (or any combination of the following): (a) the occurrence and continuation of a default or breach under any Palm Ventures Subordinated Debt Document, after the lapse of any applicable notice and cure periods, or (b) any acceleration of the Palm Ventures Subordinated Debt in accordance with its terms which, for purposes of clarity, Borrower agrees would constitute an Event of Default and a default under the Palm Ventures Subordination Agreement.

“Palm Ventures Subordinated Debt Documents” shall mean, collectively, (a) each Palm Ventures Subordinated Debt Note, (b) all instruments, certificates and other agreements and documents evidencing or directly related to the Palm Venture Equity, and (c) the other Subordinated Debt Agreements (as defined in the Palm Ventures Subordination Agreement) and any documents, instruments, or agreements given, subject to Section 9.14, in substitution of any of the foregoing, in each case, as otherwise amended, modified, supplemented or restated to the extent permitted by Section 9.14.

“Palm Ventures Subordinated Debt Notes” shall mean each Convertible Senior Subordinated Secured Loan Note, issued by Borrower in favor of a Permitted Holder, as in effect on December 28, 2017 or issued thereafter pursuant to Section 10.5 hereof, and as otherwise amended, modified, supplemented or restated to the extent permitted by Section 9.14 and each Convertible Senior Subordinated Secured Loan Note issued by Borrower to a Permitted Holder in replacement or exchange for such note, as otherwise amended, modified, supplemented or restated to the extent permitted by Section 9.14.

7

“Palm Ventures Subordination Agreement” shall mean the Subordination Agreement by and among the Permitted Holders, Bank, and Borrower, dated as of December 28, 2017.

“Permitted Holders” shall mean Palm Global Small Cap Master Fund LP, a Cayman Islands limited partnership, and Palm Active Dental, LLC, a Delaware limited liability company, and any fund or investment vehicle that is an Affiliate of the foregoing (and each, a “Permitted Holder”).

“Total Cash Flow Leverage Ratio” shall mean, for any applicable period, the ratio of Funded Debt to EBITDA, measured on a trailing twelve month basis, on a consolidated basis in accordance with GAAP.

5.4         Section 2.2 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“2.2       Term Loan.

(a)       Term Loan Commitment. On or about March 29, 2016, Bank agreed to extend to Borrower, subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, a Term Loan in an amount not to exceed $10,000,000 in the aggregate at any time. As of December 28, 2017, after the application of the principal payments required under Paragraph 8.6 of the Fifth Amendment, the aggregate outstanding principal balance of the Term Loan is equal to $6,500,000. The Term Loan was used by Borrower for working capital and general corporate purposes. The Term Loan may be prepaid in whole or in part at any time without penalty, but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement. The amounts drawn under the Term Loan may not be reborrowed.

8

(b)       Term Loan Principal/Interest Payments. The principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on the unpaid principal balance of the Term Loan outstanding from time to time shall be due and payable monthly, in arrears, commencing on January 1, 2018 and continuing on the first day of each calendar month thereafter. Borrower shall pay the unpaid principal balance of the Term Loan as follows: (i) a payment of $125,000 shall be made on the last day of each calendar quarter in 2018, (ii) a payment of $100,000 shall be made on or before the date which is thirty (30) days after the date the Form 10-Q for the second fiscal quarter of 2018 is filed by Borrower with the Securities and Exchange Commission, but only if EBITDA measured for the twelve (12) months ending June 30, 2018 is equal to or more than $2,400,000, (iii) payments each in the amount of $175,000 shall be made on March 31, 2019 and June 30, 2019, (iv) a payment of $100,000 shall be made on or before the date which is thirty (30) days after the date the Form 10-Q for the second fiscal quarter of 2019 is filed by Borrower with the Securities and Exchange Commission, but only if EBITDA measured for the twelve (12) months ending June 30, 2019 is equal to or more than $3,000,000, (v) payments each in the amount of $200,000 shall be made on September 30, 2019 and December 31, 2019, and (vi) payments each in the amount of $250,000 shall be made on the last day of each calendar quarter thereafter, commencing with March 31, 2020, with a final payment in an aggregate amount equal to the unpaid principal balance of the Term Loan on the Term Loan Maturity Date; provided that, in any event, Borrower shall make additional payments of principal on the Term Loan needed, if any, so that the outstanding principal balance of the Term Loan is no greater than (A) $5,750,000 as of December 31, 2018 and (B) $4,750,000 as of December 31, 2019. In addition to the foregoing, (I) commencing with the fiscal quarter ending September 30, 2019, Borrower shall make mandatory principal prepayments on the Term Loan, without penalty and until the Term Loan is paid in full, equal to the Excess Cash Flow Amount for each fiscal quarter, and (II) commencing with the fiscal year ending December 31, 2020, Borrower shall make mandatory principal prepayments on the Term Loan, without penalty and until the Term Loan is paid in full, equal to the amount, if any, by which the Excess Cash Flow Amount for each fiscal year (calculated based on Borrower’s annual audited financial statements for such fiscal year provided pursuant to Section 8.8(a)) exceeds the aggregate quarterly payments of the Excess Cash Flow Amount made for such fiscal year. Each such mandatory principal prepayment shall be due and payable (y) quarterly, within five (5) days after Bank’s receipt of Borrower’s Compliance Certificate (including financial statements (Form 10-Q or otherwise)) for such fiscal quarter provided pursuant to Section 8.8(c) and Section 8.11, commencing with the financial statements for the fiscal quarter ending September 30, 2019, and (z) annually, within five (5) days after Bank’s receipt of Borrower’s annual audited financial statements for such fiscal year provided pursuant to Section 8.8(a), commencing with the financial statements for the fiscal year ending December 31, 2020; provided that, in any event, after giving effect to the payments of the Excess Cash Flow Amount in such fiscal year, Borrower shall make additional payments of principal on the Term Loan needed, if any, so that the outstanding principal balance of the Term Loan is no greater than (1) $3,600,000 as of December 31, 2020, (2) $2,100,000 as of December 31, 2021, and (3) $750,000 as of December 31, 2022. All such payments shall be applied to reduce the unpaid principal amount of the Term Loan and be applied to installments thereof in inverse order of their maturity. If not sooner paid, a final payment of all outstanding principal and accrued interest shall be due and payable on the Term Loan Maturity Date. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Term Loan, at the option of Bank, may accrue at the Default Rate and shall be payable upon demand from Bank.

(c)       Term Loan Optional Prepayments. Borrower may voluntarily prepay the principal balance of the Term Loan, in whole or in part, without any prepayment penalty whatsoever; provided that any prepayment of the entire principal balance of the Term Loan shall include all accrued interest on the Term Loan to the date of such prepayment.”

9

5.5         Section 2 of the Loan Agreement is hereby amended by adding a new Section 2.8, a new Section 2.9 and a new Section 2.10 to the end thereof to read in their entirety as follows:

“2.8       Unused Line Fee. Borrower shall pay to Bank an unused line fee, effective as of January 1, 2018 and payable quarterly, in the amount of one quarter of one percent (0.25%) per annum, calculated on the average of the daily unused portion of the Revolving Loan Commitment as set forth in clause (a) of the definition of Revolving Loan Commitment. The unused line fee shall be payable quarterly in arrears on the first Business Day of each quarter, commencing on April 1, 2018, and on the date on which the Obligations are paid in full.

2.9         Maximum Outstanding Balance. If, in any trailing four quarter period, commencing with the period ending December 31, 2018, the Borrower’s Capital Expenditures exceed $2,000,000, then the Borrower shall, within the next 120 days, reduce the outstanding balance under the Revolving Loan Commitment to less than $100,000 for thirty consecutive days.

2.10       Lockbox; Payment of Accounts by the Borrower’s Account Debtors. The Borrower shall instruct and direct all account debtors and other obligors to make payments directly (i) to a post office box or lock box as the Bank may establish or designate to the Borrower (the “Lockbox”) for deposit by a depository bank acceptable to the Bank in its discretion into a deposit account maintained by such depository bank (the “Lockbox Deposit Account”), or (ii) to such depository bank by wire transfer, ACH, or other means as the Bank may direct for deposit into the Lockbox Deposit Account as determined by the Bank in its discretion. The Lockbox and the Lockbox Deposit Account shall be under the sole control of the Borrower; provided, that (A) at all times before the Blocked Account is established, the Borrower shall authorize, direct and instruct such depository bank to remit all funds received or deposited into the Lockbox or the Lockbox Deposit Account on a daily basis to a deposit account maintained by the Borrower with the Bank, and (B) at all times after the Blocked Account is established, the Borrower shall authorize, direct and instruct such depository bank to remit all funds received or deposited into the Lockbox or the Lockbox Deposit Account on a daily basis to the Blocked Account (the remittance authorizations, directions and instructions set forth in this proviso are referred to in this Agreement as the “Borrower Instructions”), which Borrower Instructions may only be changed by the Borrower after not less than three (3) Business Days’ prior written notice to the Bank. If the Borrower receives a payment by check or similar instrument, such instrument shall be immediately delivered to such depository bank in the form received without negotiation for deposit into the Lockbox Deposit Account. If the Borrower otherwise receives a payment or proceeds of Collateral directly, the Borrower will immediately deposit such payment or proceeds into the Lockbox Deposit Account. Until deposited, the Borrower shall hold all payments and proceeds without commingling them with other funds or property. All deposits held in the Blocked Account shall constitute proceeds of Collateral and shall not constitute the payment of Obligations. The Bank and such depository bank are hereby authorized to receive and open all payments and items remitted to the Lockbox and the Borrower authorizes the Bank and such depository bank to accept, endorse and deposit on behalf of the Borrower any checks tendered by an account debtor or any other Person “in full payment” of its obligation to the Borrower. The Borrower shall not assert against the Bank or such depository bank any claim arising therefrom or from any other acceptance, endorsement or deposit permitted under this Section 2.10, irrespective of whether such action by the Bank or such depository bank effects an accord and satisfaction of the Borrower’s claims under Section 3-311 of the UCC or otherwise. Upon the occurrence and during the continuation of an Event of Default, all payments made to the Blocked Account will be the sole and exclusive property of the Bank and may be applied by the Bank in its sole discretion on account of the Obligations and the Borrower waives any right it may have to require the Bank to pursue any third Person for any of the Obligations. Unless the Borrower and the Bank agree otherwise in writing, the lockbox maintained by the Borrower at Wells Fargo Bank, N.A. as of December 28, 2017 shall constitute the Lockbox and the Borrower’s deposit account maintained by the Borrower at Wells Fargo Bank. N.A. as of December 28, 2017 (or any successor account thereto) shall constitute the Lockbox Deposit Account.”

10

5.6         Section 8 of the Loan Agreement is hereby amended by adding a new Section 8.22 to the end thereof to read in its entirety as follows:

“8.22     Post-Closing Deliverables. The Borrower shall satisfy each of the following requirements on or before the date specified for such requirement (or such later date as agreed by Bank in writing in its sole discretion), in each case in form and substance acceptable to Bank in its sole discretion:

(a)         On or before January 31, 2018, the Borrower shall deliver to the Bank a fully executed landlord’s waiver and related memorandum for the lease entered into by the Borrower with respect to its chief executive office and principal place of business; and

(b)         On or before January 31, 2018, the Borrower shall establish the Blocked Account and shall maintain the Blocked Account until the Obligations are fully satisfied and paid in full in cash.”

5.7         Section 9.5 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.5       Issuance of Capital Securities. Borrower shall not issue or accept any Capital Securities other than (a) any issuance of shares of Borrower’s common Capital Securities, (b) any issuance of Capital Securities by Borrower to the Permitted Holders pursuant to the Palm Ventures Subordinated Debt Documents or (c) any issuance of Capital Securities by a Subsidiary to Borrower or another Subsidiary in accordance with Section 9.6. Except as expressly permitted by this Agreement, Borrower shall not enter into any new debt obligations, convertible debt, mezzanine financing or other financing transactions which result in contractual or required payment obligations.”

5.8         Section 9.6 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

11

“9.6       Distributions. Except to the extent otherwise permitted pursuant to the Palm Ventures Subordination Agreement, Borrower shall not (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) pay or prepay (i) interest on, principal of, or premium, if any, (ii) amounts related to redemption, conversion, exchange, purchase, retirement, defeasance, or sinking funds, or (iii) any other payment in respect of any Subordinated Debt and any convertible Debt, or (e) set aside funds for any of the foregoing.”

5.9         Section 9.11 of the Loan Agreement is hereby amended by adding a new sentence to the end thereof to read in its entirety as follows:

“Borrower shall use a portion of the Palm Ventures Subordinated Debt proceeds to pay in full (a) accounts payable (including lease payments for rent) that are critically overdue as of December 31, 2017 (with such payments expected to total approximately $1,000,000 in the aggregate) and (b) past due payroll Taxes in order to bring such Taxes current. Borrower shall provide to Bank, on or before January 31, 2018, a written certification from an officer of Borrower, in form and substance acceptable to Bank in its reasonable discretion, certifying that such payments have been made, together with an accounts payable aging report that demonstrates such payment and evidence of such Tax payments.”

5.10       Section 9 of the Loan Agreement is hereby amended by adding a new Section 9.14 to the end thereof to read in its entirety as follows:

“9.14     Palm Ventures Subordinated Debt. Except, in each instance, to the extent, and in the manner, expressly permitted by the Palm Ventures Subordination Agreement, Borrower will not: (a) make any payment (including any principal, premium, interest, fee or charge) with respect to any of the Palm Ventures Subordinated Debt; or (b) repurchase, redeem, defease, acquire or reacquire for value any of the Palm Ventures Subordinated Debt. Other than as expressly set forth in the Palm Ventures Subordination Agreement, Borrower will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any provision of any Palm Ventures Subordinated Debt Document.”

5.11       Section 10 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“10.1     Maximum Total Cash Flow Leverage Ratio. Borrower shall not permit its Total Cash Flow Leverage Ratio to exceed the ratio set forth in the table below, determined as of the end of the applicable fiscal quarter set forth opposite thereto:

12

Fiscal Quarter	Maximum Total Cash Flow Leverage Ratio
The fiscal quarters ending December 31, 2018 and March 31, 2019	4.50:1.00
The fiscal quarters ending June 30, 2019 and September 30, 2019	4.00:1.00
The fiscal quarters ending December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020	3.50:1.00
The fiscal quarter ending December 31, 2020 and each fiscal quarter thereafter	3.00:1.00

10.2       Maximum Capital Expenditures. Borrower shall not permit the aggregate amount of (a) Maintenance Capital Expenditures made or incurred by Borrower, as determined for Borrower in accordance with GAAP, to exceed (i) $200,000 per fiscal quarter in 2018 and (ii) $250,000 per fiscal quarter thereafter, commencing with the fiscal quarter ending March 31, 2019; and (b) Digitization Capital Expenditures made or incurred by Borrower, as determined for Borrower in accordance with GAAP, to exceed $1,000,000 per fiscal year, commencing with the fiscal year ending December 31, 2018.

10.3       Minimum Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than (a) 1.10:1.00 for the fiscal quarter ending March 31, 2019, (b) 1.10:1.00 for the fiscal quarter ending June 30, 2019, and (c) 1.25:1.00 for the fiscal quarter ending September 30, 2019 and each fiscal quarter thereafter.

10.4       Minimum EBITDA. Borrower shall achieve EBITDA of at least: (a) $400,000 for the fiscal quarter ending March 31, 2018; (b) $900,000 for the two consecutive fiscal quarters ending June 30, 2018; (c) $1,400,000 for the three consecutive fiscal quarters ending September 30, 2018; and (d) $1,850,000 for the four consecutive fiscal quarters ending December 31, 2018.

10.5       Financial Covenant Cure Provision. To the extent that Borrower is not in compliance with a financial covenant set forth in this Section 10 (the “Failed Financial Covenant” or if Borrower is not in compliance with more than one financial covenant for the same period, the “Failed Financial Covenants”) for any applicable testing period (a “Failed Testing Period”), subject to receipt of the Cure Amount in immediately available funds pursuant to the terms of this Section 10.5, Borrower shall have the opportunity to recalculate the Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period by increasing the amount used for the EBITDA calculation for such Failed Testing Period by the Cure Amount. Each Cure Amount shall consist of net proceeds in cash from new equity contributions by equity holders of Borrower or from indebtedness advanced by one or more Permitted Holders evidenced by Palm Ventures Subordinated Debt Notes; provided that such Palm Ventures Subordinated Debt Notes shall provide that all payments of interest on such Palm Ventures Subordinated Debt are made in kind, and not in cash, by capitalizing such interest as principal of such Palm Ventures Subordinated Debt Notes. The applicable Cure Amount must be received by Borrower by no later than fifteen (15) Business Days after the date upon which Bank should have received, pursuant to Section 8.11 hereof, the Compliance Certificate for the fiscal quarter that corresponds to the last day of the applicable Failed Testing Period. A recalculation of a Failed Financial Covenant (or Failed Financial Covenants) pursuant to this Section 10.5 shall be deemed to render Borrower in compliance with such Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period for purposes of calculating the applicable financial covenant(s). Under no circumstances shall any Cure Amount be included for purposes of determining any baskets or thresholds regarding reference to, or based on, the financial covenants. Any application of a Cure Amount as set forth above shall be deemed to have occurred during the last fiscal quarter of such Failed Testing Period and shall continue to be in effect (for such fiscal quarter) for so long as such fiscal quarter continues to be part of the financial covenant calculations. Notwithstanding anything in this Section 10.5 to the contrary, Borrower shall not be permitted to cure a Failed Financial Covenant (or Failed Financial Covenants) (a) for two consecutive fiscal quarters or (b) for more than three Failed Testing Periods.”

13

5.12       Section 11.12 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“11.12   Subordinated Debt. The subordination provisions of any material Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect or there occurs a Palm Ventures Subordinated Debt Default.”

5.13       Section 11 of the Loan Agreement is hereby amended by adding a new Section 11.14 to the end thereof to read in their entirety as follows:

“11.14   Borrower Instructions. Any change in the Borrower Instructions (whether or not the Bank has prior notice thereof) occurs without the prior written consent of the Bank.”

5.14       Section 12 of the Loan Agreement is hereby amended to delete the phrase “In addition to the foregoing:” at the end of the first paragraph thereof, and to insert in place thereof: “In addition to the foregoing, upon the occurrence of an Event of Default:”.

5.15       Section 12.5(c) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(c)       take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon and/or in the Bank’s name or in the Borrower’s name, to notify the U.S. Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Bank, to intercept the Borrower’s mail, to access any lockbox (including any Lockbox) or postal box into which the Borrower’s mail is deposited, and to receive, open and dispose of all mail addressed to the Borrower, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address;”

14

5.16       Section 12.5(d) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(d)       (i) extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations and/or (ii) draw upon the Revolving Loan to pay any payments not timely delivered when due and owing under Section 2.2;”

6.          Representations and Warranties. Borrower hereby remakes each of the representations and warranties contained in Section 7 of the Loan Agreement as of the date of this Amendment, as if made in connection with this Amendment and the Loan Agreement. In addition, Borrower represents and warrants to Bank that:

6.1         Except as otherwise disclosed to Bank in writing or by Borrower in its filings with the Securities and Exchange Commission, there has been no material adverse change in the financial condition of Borrower since September 30, 2017.

6.2         Borrower, as of the date hereof, does not have any claims, counterclaims, defenses, or set-offs with respect to the Loan Documents, as modified herein.

6.3         This Amendment and the other Loan Documents are the legal, valid and binding obligation of Borrower and enforceable against Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditor’s rights and remedies.

6.4         The execution and delivery of this Amendment and the performance of the Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower.

6.5         Immediately after giving effect to this Amendment, to Borrower’s knowledge, no Event of Default has occurred and is continuing.

6.6         The execution, delivery and performance of this Amendment does not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of incorporation or bylaws of Borrower, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any of its properties or assets; or (c) except as contemplated by this Amendment, require, or result in, the creation or imposition of any Lien on any asset of Borrower.

6.7         As of the date hereof, Borrower has no present intention of commencing a case under any chapter of the United States Bankruptcy Code, nor does Borrower intend to incur obligations in excess of its ability to pay or discharge.

15

7.          Release and Waiver. Borrower fully, finally, and forever releases, waives and forever discharges Bank, and its successors, assigns, directors, officers, employees, agents, attorneys and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits of whatever kind or nature, in law or in equity, whether known or unknown, whether absolute or contingent, whether or not accrued or presently existing, arising out of or in any way relating to the Loan Documents, the balance owing on the Revolving Loan or the Term Loan, or this Amendment or any negotiations, course of conduct related hereto or to the other Loan Documents or the actions or omissions of Bank or its representatives with respect to the Loan Documents as of the date of this Amendment. Borrower acknowledges that it has been advised by legal counsel, or has made a reasoned and fully informed decision not to be so represented by counsel, and understands the significance and consequence of this release and waiver, and Borrower expressly consents and agrees that the releases and waivers contained herein shall be given full force and effect according to each and all of their express terms and provisions including those relating to demands and causes of action, if any, as well as those relating to any other claims.

8.          Conditions Precedent. This Amendment, and the waiver set forth in Paragraph 3 hereof, shall be effective when Bank shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Bank in its sole discretion:

8.1         Evidence that the Permitted Holders have made an investment in Borrower in a minimum amount of $5,000,000 in immediately available funds pursuant to the Palm Ventures Subordinated Debt Documents, and subject to the Palm Ventures Subordination Agreement;

8.2         An Officer’s Certificate regarding Palm Ventures Subordinated Debt Documents, duly executed by an officer of Borrower;

8.3         The Palm Ventures Subordination Agreement, duly executed by each party thereto;

8.4         Evidence that Borrower has filed UCC-1 financing statements regarding purchased accounts receivable;

8.5         A current list of equipment;

8.6         Receipt by Bank of $945,239.05 to repay past due principal payments on the Term Loan and $500,000 to prepay the Term Loan;

8.7         Receipt by Bank of all costs and expenses as described in Paragraph 20 hereof; and

8.8         Such other matters as Bank may require.

9.          Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Bank shall deemed to be originals thereof.

16

10.        No Release; No Implied Waivers. No maker of the Revolving Note or the Term Note or any other Loan Document executed in conjunction therewith shall be released by execution and delivery of this Amendment. Except as otherwise provided in Paragraph 3 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any other Loan Document or other document held by Bank, whether or not known to Bank and whether or not existing on the date of this Amendment.

11.        Entire Agreement. This Amendment, the Loan Agreement, the other Loan Documents and the other documents delivered in connection herewith and therewith contain the entire agreement of the parties concerning the subject matter hereof and thereof. No promise, representation or understanding which is not expressly set forth in, or incorporated into, the Loan Agreement, this Amendment or the other Loan Documents shall be enforceable by any party. All prior and contemporaneous understandings and agreements, written or oral, express or implied, shall be of no further force and effect to the extent inconsistent herewith.

12.        Continuing Effect and Conflict. To the extent there is a conflict between this Amendment and the Loan Agreement or the other Loan Documents, the provisions of this Amendment shall control.

13.        Execution of Documents. Borrower shall execute and deliver to Bank this Amendment and Borrower shall execute any other documents reasonably requested by Bank simultaneously with the execution of this Amendment. All of the Loan Documents and other materials described in this paragraph shall be acceptable in form and substance to Bank in its sole reasonable discretion.

14.        Successor and Assigns. This Amendment and any related documents shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

15.        Governing Law. This Amendment shall be governed by the laws of the State of Colorado.

16.        Jurisdiction and Venue. The parties hereto consent to the jurisdiction and venue of any court located in the City and County of Denver, State of Colorado, in the event of any litigation pertaining to this Amendment or any other Loan Document or the enforcement of any liability, obligation, right or remedy described therein.

17.        Liens on Collateral. Borrower hereby represents and warrants to and covenants with Bank that Bank’s liens, security interests, encumbrances and claims against the Collateral described in the Loan Agreement and the other Loan Documents shall continue to be prior and superior to any other liens, security interests, encumbrances or claims of any kind except for those specifically provided otherwise in the Loan Documents.

18.        Severable Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be unenforceable without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17

19.        Headings; Interpretation. The headings of subdivisions in this Amendment are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Amendment. Unless the context in which used clearly requires otherwise, “or” has the inclusive meaning represented by the phrase “and/or”.

20.        Costs and Expenses. Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Bank on demand for all costs and expenses incurred by Bank in connection with the Loan Documents, including without limitation all reasonable attorneys’ fees and other legal expenses. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to Bank for the services performed by such counsel in connection with the forbearance agreement and collection of debt, together with the preparation of this Amendment and the documents and instruments incidental hereto.

21.        JURY TRIAL WAIVER. BANK AND BORROWER EACH IRREVOCABLY WAIVE ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE LOAN AGREEMENT OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR THE LOAN AGREEMENT.

[The remainder of this page intentionally left blank.]

18

IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed as of the date first set forth above.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ Dennis N. Genty
Name: Dennis N. Genty
Title: Chief Financial Officer

GUARANTY BANK AND TRUST COMPANY

By:	/s/ Brad Schwindt
Name: Brad Schwindt
Title: Senior Vice President

Signature Page to Fifth Amendment to Loan and Security Agreement